CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment Number 1 to the Registration Statement (Form N-2, No. 811-23465) of Pioneer Securitized Income Fund, and to the incorporation by reference of our report, dated October 8, 2020, on Pioneer Securitized Income Fund, included in the Annual Report to Shareholders for the fiscal year ended July 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 24, 2020